Exhibit 23.1

Consent of Independent Auditors

We consent to our report dated October 8, 2005, with respect to the financial statements as of and for the year ended June 30, 2005 of Ibbotson Associates, Inc. and Subsidiaries, being included in the Amendment No. 1 to Form 8-K dated May 12, 2006 which is incorporated by reference in the previously filed Registration Statement on Form S-8 (No. 333-124783) of Morningstar, Inc.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois
May 12, 2006